ARTISTIC GREETINGS INCORPORATED
                                       ONE KOMER CENTER, ELMIRA, NEW YORK 14902

STUART KOMER
Chairman of the Board

JOSEPH A. CALABRO
Chief Executive Officer and President
                                                                 March 28, 1997



Dear Fellow Stockholder:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders which will be held at 9:00 a.m. on Thursday, May 1, 1997 at our corporate headquarters at the corner of Main and Water Streets, One Komer Center, Elmira, New York.

     The enclosed Notice and Proxy Statement contain information about matters to be considered at the Annual Meeting, at which the business and operations of Artistic Greetings Incorporated will also be reviewed. Discussions at our Annual Meeting have generally been interesting and useful, and we hope that you can attend.

     Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card so that your shares will be represented and voted at the Annual Meeting.

                                 Sincerely yours,



                      Stuart Komer               Joseph A. Calabro

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              May 1, 1997


     The Annual Meeting of Stockholders (the "Meeting") of ARTISTIC GREETINGS INCORPORATED ("Artistic" or the "Company") will be held at the Company's corporate headquarters at the corner of Main and Water Streets, One Komer Center, Elmira, New York on Thursday, May 1, 1997 at 9:00 a.m. for the following purposes:

      1.   To   elect  members  of  the  Board  of  Directors  of  the  Company
           ("Directors") to serve until the next Annual Meeting of Stockholders and until the election and qualification of their successors;

      2. To take action on a proposal to ratify the selection of Arthur Andersen LLP as auditors of the books and financial records of the Company for its fiscal year ending December 31, 1997; and

      3. To transact such other business as may properly come before the Meeting.

     The Board of Directors (the "Board") has fixed the close of business on March 21, 1997, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting.

                                      By Order of the Board of Directors


                                      MARIE B. BELT
                                      Secretary

March 28, 1997


ENCLOSED IS A PROXY FORM. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, THE BOARD URGES YOU TO MARK, DATE, SIGN AND RETURN THE PROXY, WHICH YOU MAY REVOKE AT ANY TIME PRIOR TO ITS USE. A SELF-ADDRESSED PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE IN RETURNING THE SIGNED PROXY.

                    ARTISTIC GREETINGS INCORPORATED
               One Komer Center, Elmira, New York  14902
                       Telephone (607) 733-5541

                            PROXY STATEMENT

                                GENERAL

     The enclosed proxy is solicited by the Board for use at the Meeting to be held at the Company's corporate headquarters at the corner of Main and Water Streets, One Komer Center, Elmira, New York on Thursday, May 1, 1997 at 9:00 a.m. The mailing of this proxy statement and the enclosed proxy to stockholders of record on March 21, 1997 (each a "Stockholder" and collectively, the "Stockholders"), will commence on or about March 28, 1997.

     Any proxy properly given and received prior to the commencement of the Meeting will be voted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given therein. If no contrary instructions are given, the proxy will be voted (1) FOR the election of the Directors named herein; (2) FOR the ratification of the Board's selection of the firm of Arthur Andersen LLP, Certified Public Accountants, as the Company's independent auditors for its fiscal year ending December 31, 1997; and (3) in accordance with the proxyholder's best judgment on any other matters which may properly come before the Meeting (each, if any, a "Proposal" and collectively, the "Proposals"). A Stockholder giving a proxy has the right to revoke it by a duly executed proxy bearing a later date, by attending the Meeting and voting in person, or by otherwise notifying the Company in writing prior to the Meeting.

     Under Delaware law, the total votes received, including abstentions and votes by brokers holding shares in "street name" or other fiduciary capacity on "routine" matters, are counted in determining the presence of a quorum at the Meeting. With respect to the election of the Directors, votes may be cast for or withheld from voting with respect to any or all of the Directors. Votes that are withheld will have no effect on the election of the Directors. Abstentions may be specified on all Proposals other than the election of the Directors and will be counted as present for purposes of the matter with respect to which the abstention is noted. Under the Company's Certificate of Incorporation, Directors are elected by a plurality of the votes cast, while the approval of Proposal 2 will require the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote. Therefore, under the Company's Certificate of Incorporation and under Delaware law, assuming the presence of a quorum at the Meeting, non-votes by brokers will have no effect on either the election of Directors or Proposal 2. However, abstentions would have the effect of "no" votes with respect to Proposal 2.

     Only Stockholders of record at the close of business on the Record Date are entitled to vote at the Meeting. The total number of shares of common stock of the Company ("Common Stock") outstanding as of that date was 6,344,146. Each share of Common Stock is entitled to one vote at the Meeting. For a description of the principal holders of the Company's Common Stock and any voting arrangements among them, see the discussion under "PRINCIPAL HOLDERS OF COMMON STOCK."

     A copy of the Company's 1996 Annual Report containing financial statements for the fiscal year ended December 31, 1996, is enclosed with this proxy statement.

     The cost of solicitation of proxies will be borne by the Company. In addition to this solicitation by mail, Directors, officers and employees of the Company may solicit proxies by telephone, mail, fax or personal interviews, and arrangements will be made with banks, brokerage firms and others to forward proxy material to their principals. The Company will bear the expense of any such additional solicitations.

                              PROPOSAL 1

                         ELECTION OF DIRECTORS

     At the Meeting, seven Directors, making up the entire membership of the Board as designated by the Board, are to be elected to hold office until the next Annual Meeting of Stockholders and/or until the election and qualification of their respective successors. Unless authority is withheld with respect to any individual nominee or all of the nominees, the shares represented by the proxies received as a result of this solicitation will be voted in favor of the nominees listed below. In the event any nominee declines or is unable to serve, proxies will be voted for the election of the others so named and may be voted for substitute nominees. The Board does not anticipate that any nominee will decline or be unable to serve.

     The following sets forth information concerning the principal occupations and business experience during the past five years of the nominees for election as the Directors of the Company:

     JOSEPH A. CALABRO, 56, has served as the Company's Chief Executive Officer and President since August 1996. Prior to being named to his current position Mr. Calabro served as the Company's Senior Vice President of Manufacturing from January through August 1996 and before that, worked as a consultant to the Company from August through December 1995. Prior to his relationship with Artistic, Mr. Calabro served from 1993 through July 1995 as President and CEO of Calabro and Associates, a Seattle-based consulting company. For more than five years prior to that, he worked at Prism Group, Inc./MicroDisk Services, a leading software manufacturing facility, in Woodinville, Washington where he held the positions of Vice President, COO and Director, Prism Group, Inc. and President and CEO, MicroDisk Services. Mr. Calabro was elected to the Board in August 1996.

     NORMAN S. EDELCUP, 61, serves as Chairman and Chief Executive Officer of Item Processing of America, a data processing center for financial institutions located in Miami, Florida, a position he has held since July 1987. Since 1975, Mr. Edelcup has been a Director of Valhi, Inc. and since 1987 he has served as a Trustee of Baron Asset Fund. Mr. Edelcup has been a Director of the Company since 1985.

     LYNDON E. GOODRIDGE, 56, is Dean of the Whittemore School of Business and Economics, University of New Hampshire, Durham, New Hampshire and has held this post since July 1990. Mr. Goodridge has been a Director since 1985.

     STUART KOMER, 71, has served as a Director and as the Company's Chairman of the Board since 1966. He also served as its President from 1966 through July 1994 and from September 1995 through August 1996, and as its Chief Executive Officer from July 1994 until Joseph A. Calabro was elected to these posts in August 1996. Mr. Komer is the stepfather of Thomas C. Wyckoff, the Company's Senior Vice President Administration/Corporate Development, General Counsel and Assistant Secretary.

     ALAN SCHULTZ, 38, was elected to the Board in June 1995 as the representative of Valcheck Company ("Valcheck"), a subsidiary of Valassis Communications, Inc. ("Valassis") pursuant to the terms of the purchase agreement under which the Company purchased the assets of Valcheck's mail-order check business in May 1995 (the "Purchase Agreement") and discussed further under "PRINCIPAL HOLDERS OF COMMON STOCK." In connection with the transaction, Valcheck also received 500,000 shares of the Company's Common Stock, as discussed further under "PRINCIPAL HOLDERS OF COMMON STOCK." Mr. Schultz is the Chief Operating Officer and Executive Vice President of Valassis and has held various other positions in operations, finance and sales management since joining Valassis in 1984.

     IRVING I. STONE, 87, was elected a Director in June 1990, as one of two directors designated by American Greetings Corporation ("American") under the terms of a Standstill Agreement between the Company and American, executed in connection with American's purchase of 2,250,000 shares of the Company's Common Stock in May 1990 (the "Original Standstill Agreement") and discussed further under "PRINCIPAL HOLDERS OF COMMON STOCK." Mr. Stone now serves as Founder-Chairman and as a member of the Board of Directors of American, headquartered in Cleveland, Ohio and for a number of years prior to 1992, served as its Chairman.

     MORRY WEISS, 56, was elected a Director in September 1991. Mr. Weiss is one of the two Directors designated by American under the Original Standstill Agreement. In March 1992, Mr. Weiss was named Chairman and Chief Executive Officer of American. For more than five years prior thereto, he had served as President of American. He is also a Director of National City Bank, Cleveland, Ohio and of Barnett, Inc., Jacksonville, Florida. Mr. Weiss is the son-in-law of Irving I. Stone.


                          EXECUTIVE OFFICERS

     The Company benefits from a highly experienced management team led by Stuart Komer, its Chairman of the Board, and Joseph A. Calabro, its Chief Executive Officer and President. The background of the Company's other executive officers, in addition to Messrs. Komer and Calabro (collectively, the "Executive Officers"), is set forth below:

     MARIE B. BELT, 53, has served as the Company's Senior Vice President and Assistant to the Chairman since October 1996, and as Secretary since January 1996. She formerly served as Senior Vice President Administration from January through October 1996, as Vice President Administration from June 1992 through December 1995, and as Assistant Secretary from April 1990 through December 1995. Ms. Belt has served in a number of key supervisory and managerial capacities with the Company, including order processing, customer service, quality control and telemarketing, since 1976.

     MICHELLE CRANE, 28, has served as Vice President Manufacturing since August 1996. From January through August 1996, she served as Vice President Catalogs and Mass Media and prior to that as Vice President Catalog Division from September through December 1995. Ms. Crane has served in numerous managerial positions with the Company, including international sales, retail sales and data entry, since 1988.

     WILLIAM F. INGRAM, 52, has served as the Company's Vice President and Chief Information Officer since October 1996. Prior to this, he served as the Company's Manager of Materials/Warehouse since joining the Company in September 1995. Previously, Mr. Ingram served as Vice President Material Management with Okuma Machine Tools, Charlotte, North Carolina, from August 1993 to May 1995. From November 1985 through May 1992, he held senior management positions in both information services and sales and marketing at Hardinge Brothers, Inc., in Elmira, New York.

     ROBERT E. JOHNSON, 45, has served as the Company's Senior Vice President Finance and Chief Financial Officer since October 1995. From October 1994 to October 1995, Mr. Johnson was engaged in financial and general management consulting. From April 1991 to April 1994, Mr. Johnson was Vice President Finance of ABB Traction Inc., a subsidiary of Asea Brown Boveri Ltd.

     ROBERT T. MCDONOUGH, 48, has served as the Company's Senior Vice President Marketing/ Sales since January 1996 and formerly served as Vice President of General Merchandise from February through December 1995. For more than five years prior thereto, Mr. McDonough served first as the Company's Catalog Manager and then as its Manager of Domestic Mass Media Sales.

     THOMAS C. WYCKOFF, 30, has served as the Company's Senior Vice President Administration/Corporate Development, General Counsel and Assistant Secretary since October 1996. Prior to that, he served as Senior Vice President, General Counsel and Assistant Secretary of the Company from January through October 1996 and as the Company's General Counsel from July through December 1995. From September 1991 through July 1995, Mr. Wyckoff was associated with Cahill Gordon & Reindel, a law firm headquartered in New York, New York where his practice focused on corporate securities and transactional law.

SECURITY OWNERSHIP OF CERTAIN PERSONS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 1, 1997, by
(1) each beneficial owner of more than 5% of the outstanding Common Stock of the Company, (2) each nominee for Director of the Company, (3) the Executive Officers of the Company named in the compensation tables that appears hereafter in this proxy statement, and (4) all Directors and Executive Officers of the Company as a group. The Company believes that each of the following persons has sole investment and voting power in respect of his/her/its shares owned except as otherwise noted.

                                 NUMBER OF SHARES OF   PERCENTAGE OWNERSHIP OF
             NAME                   COMMON STOCK            COMMON STOCK{1}

American Greetings Corporation       2,250,000 {2}             35.5
       One American Road
      Cleveland, OH 44144

         Stuart Komer                  542,746 {3}              8.4
       One Komer Center
       Elmira, NY 14902

       Valcheck Company                500,000 {4}              7.9
c/o Valassis Communications, Inc.
    36111 Schoolcraft Road
       Livonia, MI 48150

       Joseph A. Calabro                17,000 {5}              *

       Norman S. Edelcup                 8,000                  *

      Lyndon E. Goodridge                7,000                  *

        Alan F. Schultz                  - 0 - {6}              *

        Irving I. Stone                  1,500 {7,8}            *

          Morry Weiss                    3,364 {8}              *

       Robert E. Johnson                 9,100 {9}              *

       Thomas C. Wyckoff                35,740 {10}             *

      Robert T. McDonough               13,850 {11}             *

All Directors and Executive Officers
of the Company as a group (13 persons) 664,950 {3,5,6,7,8,     10.2
                                                9,10,11,12}
________________________________
* Indicates less than 1% of the Company's issued and outstanding shares.

1 Percentages have been calculated assuming, in the case of each person, the exercise of all options that are currently or will become exercisable within the next 60 days by each such person, but not the exercise of any options owned by any other person listed. The calculation of percentage ownership for all Directors and Executive Officers as a group assumes the exercise of all options that are currently or will become exercisable within the next 60 days by each such person.

2 For a description of certain arrangements between the Company and American, see "PRINCIPAL HOLDERS OF COMMON STOCK."

3 Includes options to purchase 126,960 shares that are currently or will become exercisable by Mr. Komer within the next 60 days and 4,000 shares owned by Mr. Komer's wife.

4 For a description of certain arrangements between the Company and Valcheck, see "PRINCIPAL HOLDERS OF COMMON STOCK."

5 Includes options to purchase 12,000 shares that are currently or will become exercisable by Mr. Calabro within the next 60 days.

6 Does not include the 500,000 shares of Common Stock owned by Valassis discussed further under "PRINCIPAL HOLDERS OF COMMON STOCK."

7 These shares are held in the Judith Stone Weiss Trust for the benefit of Mr. Stone, who has sole voting and investment power with respect to these shares.

8 Does not include the 2,250,000 shares of Common Stock owned by American discussed further under "PRINCIPAL HOLDERS OF COMMON STOCK."

9 Includes options to purchase 4,100 shares that are currently or will become exercisable by Mr. Johnson within the next 60 days.

10 Includes options to purchase 6,400 shares that are currently or will become exercisable by Mr. Wyckoff within the next 60 days and 640 shares owned by Mr. Wyckoff's wife.

11 Includes options to purchase 12,800 shares that are currently or will become exercisable by Mr. McDonough within the next 60 days.

12 Includes all shares referred to above and an aggregate of 23,400 shares that are currently or will become exercisable by three other Executive Officers of the Company, in addition to those named above, within the next 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Executive Officers, Directors and persons who own more than ten percent of the Common Stock (each a "reporting person" and collectively, "reporting persons"), to file reports of their ownership of and changes in ownership of shares of Common Stock with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. ("NASD"), and to furnish the Company with copies of all such forms (known as Forms 3, 4 and 5).

     Based solely on its review of the copies of such forms received by it, or on written representations received from certain reporting persons that they were not required to file a Form 5 report with respect to 1996, the Company believes that, with respect to transactions occurring in 1996, all Form 3, 4 and 5 filing requirements applicable to its reporting persons were complied with.


                     BOARD MEETINGS AND COMMITTEES

     The Board conducts its business through meetings of the Board and through the activities of its committees. The Board held seven meetings during 1996. As its standing committees, the Board currently has a Marketing Committee and an Audit, Finance and Compensation Committee (the "AFC Committee").

     The AFC Committee periodically reviews the Company's auditing practices and procedures and makes recommendations to the Board with respect to these matters. It also periodically reviews the compensation and benefits paid to the Company's executives and administers the Company's Employee Long Term Incentive Plan ("LTI Plan") in all respects. The members of the AFC Committee are: Norman S. Edelcup - Chairman, Morry Weiss and Alan F. Schultz. The AFC Committee met three times during 1996.

     The Marketing Committee periodically explores new ideas for marketing the Company's products and services. Its members are: Lyndon E. Goodridge - Chairman, Alan F. Schultz, Irving I. Stone and Morry Weiss. The Marketing Committee met once during 1996.

     During 1996, the Board also established a search committee (the "Search Committee"), the purpose of which was to conduct a search for a successor to Stuart Komer as the Company's Chief Executive Officer and President. The members of the Search Committee were: Morry Weiss, Alan F. Schultz and Stuart Komer, with Messrs. Schultz and Komer as Co-Chairmen. The Search Committee met numerous times during 1996, both formally and informally, and its activities are discussed in greater detail under "Compensation of Executive Officers and Directors - Report of the AFC Committee." The Search Committee completed its work during 1996.

     Each of the Directors, except for Mr. Stone, attended at least 75% of the meetings held during 1996 by the Board and by each committee of which he is a member.


               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     In compliance with the SEC's executive compensation disclosure rules, what follows below is a report of the AFC Committee, a series of tables detailing certain cash compensation and stock option information, and a five-year total return stock performance chart, all of which are intended by the SEC to standardize the reporting of such information by public companies to their stockholders.

REPORT OF THE AFC COMMITTEE

     GENERAL.   The  compensation of the Executive Officers is made up of three key components: base salary, performance bonuses and stock option grants under the LTI Plan.

     COMPENSATION OF JOSEPH A. CALABRO, THE COMPANY'S CHIEF EXECUTIVE OFFICER AND PRESIDENT. In early 1996, the Board and Stuart Komer - then serving as Chairman of the Board ("Chairman"), Chief Executive Officer ("CEO") and President - concluded that a successor to Mr. Komer in his role as CEO and President should be chosen. The reasons for this determination included: (i) that Mr. Komer had successfully built a competent and able new management team that led the Company's turnaround efforts and therefore his direct involvement in the day-to-day operating decisions of the Company were less crucial; (ii) Mr. Komer's expressed desire to be less involved in future day-to-day activity of the Company in order to pursue other interests at the appropriate time;
(iii) the terms of Mr. Komer's employment agreement which provide that a choice of a successor to Mr. Komer be made prior to its expiration in August 1998 (the "Termination Date"); and (iv) the strong view of the Board and Mr. Komer that a period of transition (the "Transition") should occur prior to the Termination Date, during which time Mr. Komer's years of expertise in the business of the Company would remain available to be passed to his successor.

     Accordingly, the Board instituted the Search Committee, which was charged with identifying (from both internal and external candidates) and selecting the best successor CEO and President. With the assistance of a professional executive recruiting firm, the Search Committee identified and interviewed qualified internal and external candidates for the position. In August 1996, the Board determined that Joseph A. Calabro, who had been the Company's Senior Vice President of Manufacturing since January 1996, was the most qualified candidate to assume this role.

     On August 15, 1996, the Board formally elected Mr. Calabro as CEO and President, and executed a three-year employment agreement with him (the "Calabro Employment Agreement"). Under the Calabro Employment Agreement, Mr. Calabro will receive a base salary of $200,000 per year, plus an annual bonus determined under the Company's executive bonus program, as well as certain other benefits provided to the other Executive Officers, as further detailed in footnote (3) to the Summary Compensation Table below.

     In determining Mr. Calabro's salary and compensation package, the Board obtained market survey data of competitors of the Company and of selected companies of comparable size in certain other industries, while also taking into account the Company's current executive salary and compensation structure.

     The Company's current executive bonus program (the "Bonus Program") provides for the participation of management in the profitability of the Company at a percentage of a share unit, which is assigned by the Board each year, upon the recommendations of the CEO. A profit share (bonus unit) is equal to the sum of 1/4% of the Net Operating Income (as hereinafter defined) of the prior year (if Net Operating Income is negative, such number equals zero) plus 1 1/2% of the increase in Net Operating Income of the current year over the prior year (a "Share Unit"). Net Operating Income is equal to Net Income before (i) interest and investment income (expense), (ii) taxes, (iii) bonuses and (iv) extraordinary items.

     Under the Bonus Program, upon being elected CEO in August 1996, Mr. Calabro was assigned 150% of a Share Unit and received a bonus (pro rated from August 1996) of approximately $66,000 for 1996. This amount represented approximately 45% of his aggregate base salary for 1996 and was determined as appropriate by the AFC Committee in relation to the size of Share Units awarded to other Executive Officers and measured against information available from companies comparable to Artistic.

     The AFC Committee also awarded Mr. Calabro 25,000 incentive stock options ("ISOs") upon his becoming CEO and President, with the goal of tying a significant portion of his total compensation to the increase of stockholder value over the longer term. As it has over the years in respect of Mr. Komer's compensation, the AFC Committee intends to use grants of stock options to Mr. Calabro under the LTI Plan as a substantial incentive to tie his compensation as directly as possible to the financial performance of the Company as reflected in its stock price. This approach also ensures that his financial interest in increasing the value of the Company is closely aligned with that of the stockholders.

     COMPENSATION OF STUART KOMER, THE COMPANY'S CHAIRMAN. In recognition of his many years of service to the Company, upon naming Joseph Calabro CEO and President in August 1996, the Board reaffirmed that the Company's employment agreement with Stuart Komer (the "Komer Employment Agreement") would continue in full force and effect as he continues to serve the Company as its Chairman. As the AFC Committee previously stated, a key goal of the terms negotiated in the Komer Employment Agreement was the desire to reward Mr. Komer for his more than 40 years of dedicated service to the Company in his many capacities. Mr. Komer at various times took substantial pay reductions, received no pay raises and placed his personal assets at risk to guaranty the Company's debts.

     It is the Board's view that Mr. Komer's minimum $225,000 base salary established by the Komer Employment Agreement remains appropriate given his contribution to the Transition and the continued success of the Company. Mr. Komer is also eligible to receive annual bonuses under the terms of the Komer Employment Agreement. These bonuses are not discretionary; they are determined based upon a formula contained in the Komer Employment Agreement. This arrangement ties Mr. Komer's fortunes directly to the Company's annual operating performance because it is based upon the Company's net income before taxes, which the Komer Employment Agreement defines to exclude any extraordinary, unusual or non-recurring items of loss, expense or income. Under the terms of this formula, for 1996 Mr. Komer was awarded a bonus of $273,414.

     The AFC Committee also granted 35,000 ISOs to Mr. Komer in 1996 in recognition of his many years of service to the Company.

     COMPENSATION OF OTHER EXECUTIVE OFFICERS. During 1995, the Company's Human Resources Department undertook an analysis of the compensation paid to the Company's senior management to determine whether it was competitive with the marketplace and whether it was sufficient to attract and retain competent senior management. Based upon the salary survey information obtained from both the Human Resources Department and from outside consultants, beginning in January of 1996 the base salaries for certain of the Executive Officers were adjusted upward, based primarily upon the size of the Company and the respective level of the executive's responsibilities.

     In addition, Executive Officers participate in the Bonus Program at levels recommended to the Board by the Company's CEO and President. Because the AFC Committee believes that the incentives provided by the Bonus Program, as measured by the Company's financial performance, has a significant impact on the Company's stock price, it intends, by using this measuring device, to link executive bonuses to both the financial performance of the Company and its stock price. For 1996, in addition to the bonuses paid to Messrs. Calabro and Komer, the Company paid an aggregate total of $189,417 in executive bonuses to its other six Executive Officers.

     As with the CEO and President, the AFC Committee uses grants under the Company's LTI Plan with a similar motivation. Since the LTI Plan was instituted in 1983, the Committee has generally awarded annual ISO grants to the Company's executive officers as a further incentive to tie their compensation as directly as possible to the financial performance of the Company as reflected in its stock price; this also ensures that their financial interest in increasing the value of the Company is closely aligned with that of the stockholders. In determining the size of the ISO grants to individual executives, the Committee also makes judgments as to how well the individual executive met or exceeded his or her performance goals during the previous year, based primarily on consultations with the CEO and President. In addition to the ISO grants made to Messrs. Calabro and Komer, during 1996, the AFC Committee granted an aggregate total of approximately 43,500 ISOs to the Company's other six Executive Officers.

     Because the Company's executive compensation levels do not approach the $1 million per year range for any of its most highly paid executives, the AFC Committee does not believe that it is necessary to take additional measures to comply with the tax deductibility requirements for executive compensation that exceeds $1 million per year imposed by the Revenue Reconciliation Act of 1993. The AFC Committee will continue to monitor this issue and will take further action as developments warrant.

     This report was prepared by the members of the AFC Committee: Norman S. Edelcup - Chairman, Morry Weiss and Alan F. Schultz.



EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation and benefits paid by the Company for all services rendered during 1996, 1995 and 1994 to five individuals: Joseph A. Calabro, who is and was, at December 31, 1996, serving as the Company's CEO and President, and Stuart Komer, who was the Company's Chief Executive Officer and President through August 15, 1996 and remains its Chairman, Robert E. Johnson, Thomas C. Wyckoff and Robert T. McDonough, who were, as of December 31, 1996, the other most highly compensated Executive Officers whose 1996 salary and bonus exceeded $100,000 in amount (individually, a "Named Executive" and collectively, the "Named Executives"):

                      SUMMARY COMPENSATION TABLE

                                                                LONG-TERM       ALL
                                                                COMPENSATION    OTHER
                                 Annual Compensation{1,2}         Awards        COMPENSATION
                                                                Securities
    Name and                                                    Underlying
    POSITION        YEAR         SALARY         BONUS           OPTIONS

Joseph A. Calabro   1996       $ 148,558     $  66,061          45,000{4}       $ 12,968{5}
CEO and President   1995       $    NA       $    NA            NA              $      NA
    (3)             1994       $    NA       $    NA            NA              $      NA

Stuart Komer (6)    1996       $ 233,915     $ 273,414          35,000{7}       $ 25,194{8}
    Chairman        1995       $ 225,547     $ - 0 -             - 0 -          $ 10,796{8}
                    1994       $ 233,503     $ - 0 -            25,000{9}       $  9,455{8}

Robert E. Johnson   1996       $ 110,865     $  56,462          6,500{11}       $ 36,623{12}
Senior V.P. Finance 1995       $  32,712     $   - 0 -          5,000{13}       $    - 0 -
     and CFO        1994       $    NA       $    NA                 NA         $      NA
     (10)

Thomas C. Wyckoff   1996       $ 100,825     $  33,877           8,000{15}      $139,649{16}
Sr.V.P. Admin./     1995       $  28,276     $   - 0 -          10,000{17}      $ 55,807{18}
Corp. Development   1994       $    NA       $    NA                 NA         $   NA
and Gen. Counsel
     (14)

Robert T. McDonough 1996       $ 90,733      $  33,877           8,000{20}      $  5,986{21}
Sr. V.P. -          1995       $ 76,138      $   - 0 -             - 0 -        $    761{21}
Marketing/Sales     1994       $ 66,423      $   - 0 -           3,000{22}      $    597{21}
    (19)

_________________________

NA Indicates Not Applicable, because the particular Named Executive was not an Executive Officer of the Company during the year indicated.

1 Under applicable SEC rules, the value of any perquisites or other personal benefits provided by the Company to any of the Named Executives need not be separately detailed and described if their aggregate value does not exceed the lesser of $50,000 or 10% of that executive's total salary and bonus for the year shown. For the years indicated, the value of such personal benefits, if any, provided by the Company to these Named Executives did not exceed such thresholds.

2 Includes all compensation deferred for the years shown under the Company's 401(k) Plan and/or its Deferred Compensation Plan (the "401(k) Plan"), as further described under "COMPENSATION PURSUANT TO PLANS."

3 In August 1996, the Company entered into the three-year Calabro Employment Agreement with Mr. Calabro providing for: (i) his employment as the CEO and President under which he will receive a base salary of $200,000 per year; (ii) an annual bonus determined under the Bonus Program; (iii) certain other benefits provided to the other Executive Officers; and (iv) the August 1996 ISO grant detailed in note
        (4) below. The Calabro Employment Agreement also provides that, should he ever be terminated without cause (including in the event of a change in control of the Company), or if he should elect to terminate his employment as a result of certain events (including his not being retained after a change in control of the Company), or if the Company takes any action that reduces or limits his authority as CEO or reduces his compensation or benefits, then he will receive (x) a minimum of 18 months' of his then-current salary or if greater, his then-current salary for the remaining term of the Agreement, (y) automatic vesting of all unvested options granted under the LTI Plan, and (z) a bonus for the year in which the termination occurs, pro-rated through the last day of the calendar month prior to the date on which the termination occurs, with the value of all such cash compensation payable being calculated and paid in a lump sum within 30 days following the occurrence of any such event of termination. In the event of his disability during the term of the Calabro Employment Agreement, Mr. Calabro will be entitled to receive all compensation and benefits payable thereunder for the remainder of its term. In the event of his death during the term of the Calabro Employment Agreement, Mr. Calabro's estate will be entitled to receive a lump-sum payment of the present value of the amount of all compensation and benefits payable for the remainder of the contract term. The Calabro Employment Agreement also provides that Mr. Calabro will not compete with the Company for a five-year period beginning on August 15, 1996.

4 In each of February, May, August and October of 1996, Mr. Calabro was awarded ISOs, exercisable over a five-year term, to purchase 10,000 shares of Common Stock at an exercise price of $2.62 per share, 5,000 shares of Common Stock at an exercise price of $3.56 per share, 25,000 shares of Common Stock at an exercise price of $3.93 per share and 5,000 shares of Common Stock at an exercise price of $5.00 per share, respectively.

5 This amount represents the Company's payment of $11,711 in reimbursement of moving, relocation expenses and closing costs incurred by Mr. Calabro in relocating from Seattle, Washington area to Elmira, New York, together with a tax "gross-up" payment of $1,257 on this amount.

6 In August 1993, the Company entered into the Komer Employment Agreement with Mr. Komer providing for his employment as Chairman, CEO and/or President of the Company for a five-year term from August 31, 1993 (the "Initial Period"). It also provides that, at the end of the Initial Period, Mr. Komer has the option to elect to serve as a consultant to the Company for a two-year term ending on August 31, 2000. During the Initial Period, Mr. Komer will receive a minimum annual base salary of $225,000 or such greater amount as the Board shall determine and an annual bonus determined by a formula based upon the Company's annual pre-tax net income, plus various insurance and other benefits provided for in the Komer Employment Agreement. At the end of the Initial Period, Mr. Komer will also receive a lump-sum payment of $400,000 as consideration for the three years that will then remain on the term of the non-competition covenant contained in the Komer Employment Agreement, regardless of whether he elects to serve as a consultant to the Company for the next two years. At the end of the Initial Period, should Mr. Komer elect to serve as a consultant to the Company for two years, his compensation for such services will consist of an annual bonus determined by a formula based upon the Company's annual pre-tax net income, plus various insurance and other benefits provided in the Komer Employment Agreement. In the event that, at any time during the term of the Komer Employment Agreement, Mr. Komer's employment is terminated without "Cause" as defined therein or he resigns for "Good Reason" as defined therein, he shall nevertheless be entitled to receive all compensation and benefits provided thereunder for the remainder of its term, with the value of all cash compensation payable being calculated and paid in a lump sum within 30 days following the occurrence of any such event of termination. In the event of his disability during the term of the Komer Employment Agreement, Mr. Komer will be entitled to receive all compensation and benefits payable thereunder for the remainder of its term. In the event of his death during the term of the Komer Employment Agreement, Mr. Komer's estate will be entitled to receive a lump-sum payment of the present value of the amount of all compensation and benefits payable for the remainder of the contract term. In connection with the August 15, 1996 election of Mr. Calabro as the Company's CEO and President, the Board ratified that the Komer Employment Agreement remains in full force and effect with respect to Mr. Komer's continued service as Chairman.

7 In October 1996, Mr. Komer was awarded ISOs to purchase 35,000 shares of Common Stock at an exercise price of $5.00 per share, exercisable over a five-year term.

8 The amounts shown represent the Company's matching contributions to Mr. Komer's account under the 401(k) Plan in the amount of: $590 for 1996; $98 for 1995; and $92 for 1994; plus its profit-sharing contributions to his 401(k) account of $10,148 for 1996; plus additional group term life insurance premiums paid on Mr. Komer's behalf in the amount of:
        $6,768  for  1996;  $4,014 for 1995; and $2,520 for 1994.  The  Company
        also has insurance policies on Mr. Komer's life as to all of which policies Mr. Komer's children are the beneficiaries. These are all split-dollar, whole-life policies whose net cash surrender values will be paid to the Company upon Mr. Komer's death. The value of the premiums paid by the Company for Mr. Komer's benefit with respect to the term life insurance component of these policies was: $7,688 for 1996; $6,684 for 1995; and $6,843 in 1994. These amounts are also included in the totals shown above.

9 In April 1994, Mr. Komer was awarded ISOs to purchase 25,000 shares of Common Stock at an exercise price of $5.50 per share, exercisable over a five-year term.

10 In November 1996, the Company entered into a two-year employment agreement with Mr. Johnson providing for his employment as the Company's Senior Vice President Finance and Chief Financial Officer under which he will receive a base salary of $125,000 per year, plus an annual bonus determined under the Bonus Program, plus other benefits given to the Company's other executives. This agreement also provides that, should he ever be terminated without cause (including in the event of a change in control of the Company), or if he should elect to terminate his employment as a result of certain events (including his not being retained after a change in control of the Company), or if the Company reduces his compensation or benefits, then he will receive (i) a minimum of 12 months' of his then-current salary or if greater, his then-current salary for the remaining term of the agreement, (ii) automatic vesting of all unvested options granted under the LTI Plan, and (iii) a bonus for the year in which the termination occurs, pro-rated through the last day of the calendar month prior to the date on which the termination occurs, with the value of all such cash compensation payable being calculated and paid in a lump sum within 30 days following the occurrence of any such event of termination. In the event of his disability during the term of the agreement, Mr. Johnson will be entitled to receive all compensation and benefits payable under the agreement for the remainder of its term. In the event of his death during the term of the agreement, Mr. Johnson's estate will be entitled to receive a lump-sum payment of the present value of the amount of all compensation and benefits payable for the remainder of the contract term. The agreement also provides that Mr. Johnson will not compete with the Company for a three-year period beginning on November 1, 1996.

11 In each of May and October of 1996, Mr. Johnson was awarded ISOs, exercisable over a five-year term, to purchase 4,000 shares of Common Stock at an exercise price of $3.56 per share and 2,500 shares of Common Stock at an exercise price of $5.00 per share, respectively.

12 Of this total, $23,438 represents the fair market value of a one-time grant of 5,000 shares of Common Stock that was awarded to Mr. Johnson in November 1995 in connection with his hiring by the Company and earned by him in November 1996, together with a tax "gross-up" payment of $13,185 on this amount.

13 In October 1995, Mr. Johnson was awarded ISOs to purchase 5,000 shares of Common Stock at an exercise price of $3.50 per share, exercisable over a five-year term.

14 In November 1996, the Company entered into a two-year employment agreement with Mr. Wyckoff providing for his employment as the Company's Senior Vice President Administration/Corporate Development and General Counsel under which he will receive a base salary of $122,000 per year, plus an annual bonus determined under the Bonus Program, plus other benefits given to the Company's other executives. This agreement also provides that, should he ever be terminated without cause (including in the event of a change in control of the Company), or if he should elect to terminate his employment as a result of certain events (including his not being retained after a change in control of the Company), or if the Company reduces his compensation or benefits, then he will receive (i) a minimum of 12 months' worth of his then-current salary or if greater, his then-current salary for the remaining term of the agreement, (ii) automatic vesting of all unvested options granted under the LTI Plan, and (iii) a bonus for the year in which the termination occurs, pro-rated through the last day of the calendar month prior to the date on which the termination occurs, with the value of all such cash compensation payable being calculated and paid in a lump sum within 30 days following the occurrence of any such event of termination. In the event of his disability during the term of the agreement, Mr. Wyckoff will be entitled to receive all compensation and benefits payable under the agreement for the remainder of its term. In the event of his death during the term of the Agreement, Mr. Wyckoff's estate will be entitled to receive a lump-sum payment of the present value of the amount of all compensation and benefits payable for the remainder of the contract term. The agreement also provides that Mr. Wyckoff will not compete with the Company for a three-year period beginning on November 1, 1996.

15 In each of May and October 1996, Mr. Wyckoff was awarded ISOs, exercisable over a five-year term, to purchase 4,000 shares of Common Stock at an exercise price of $3.56 per share and 4,000 shares of Common Stock at an exercise price of $5.00 per share, respectively.

16 Of this total, $39,200 represents the fair market value of a one-time grant of 10,000 shares of Common Stock that was awarded to Mr. Wyckoff in August 1995 in connection with his hiring by the Company and earned by him in August 1996; and $64,285 represents the reimbursement of moving, relocation expenses and closing costs incurred by Mr. Wyckoff in relocating from the New York City area to Elmira, New York, together with a tax "gross-up" payment of $36,164 on this amount.

17 In August 1995, Mr. Wyckoff was awarded ISOs to purchase 10,000 shares of Common Stock at an exercise price of $3.12 per share, exercisable over a five-year term.

18 This amount represents the payment of $39,054 in reimbursement of moving, relocation expenses and closing costs incurred by Mr. Wyckoff in relocating from the New York City area to Elmira, New York, together with a tax "gross-up" payment of $16,753 on this amount.

19 Mr. McDonough and the Executive Officers other than Messrs. Calabro, Johnson and Wyckoff, each have a letter agreement with the Company providing that, if they are ever terminated without cause through November 1998, they will receive: (i) 12 months' worth of their then-current salary, (ii) automatic vesting of all unvested options granted under the Company's LTI Plan, and (iii) any bonus accrued at the time at which the termination occurs, with the value of all such cash compensation to be paid in a lump sum within 30 days following the occurrence of any such event of termination.

20 In each of May and October 1996, Mr. McDonough was awarded ISOs, exercisable over a five-year term, to purchase 4,000 shares of Common Stock at an exercise price of $3.56 per share and 4,000 shares of Common Stock at an exercise price of $5.00 per share, respectively.

21 The amounts shown represent the Company's matching contributions to Mr. McDonough's account under the 401(k) Plan in the amount of: $907 for 1996; $761 for 1995; and $597 for 1994; plus its profit-sharing contribution to his 401(k) account of $5,079 for 1996.

22 In April 1994, Mr. McDonough was awarded ISOs to purchase 3,000 shares of Common Stock at an exercise price of $5.00 per share, exercisable over a five-year term.


COMPENSATION OF DIRECTORS

     The Company has an Outside Directors' Compensation Plan (the "Director Plan") which enables all outside Directors to elect to take payment of their annual retainer fees in shares of Common Stock, in compliance with relevant SEC rules. Under the Director Plan, outside Directors are paid the following schedule of fees: an annual retainer of $5,000; an additional annual retainer of $7,500 to the Chairman of each Board committee; a fee of $800 for each Board meeting attended; and a fee of $400 per committee meeting attended. The per-meeting fees are payable only in cash. The annual retainer fees are earned for a full year of service and are reduced in proportion to the number of Board or committee meetings from which an outside Director is absent out of the total number of such meetings held during that year. Each year on the date of the Board's annual meeting, the outside Directors may elect to receive all or a portion of their annual retainer fees accrued and payable for the past year of service in shares of Common Stock. The number of shares payable is then determined by dividing the amount of such fees to be paid in stock by the closing price for a share of Common Stock on that date.

     The Company also provides between $30,000 and $50,000 in face amount of term life insurance to each of its Directors, for which the Company pays an annual premium of between $403 and $672 per Director. Directors are also compensated at the rate of $350 per day for each day otherwise spent in this capacity on Company business.




                        COMPENSATION PURSUANT TO PLANS

COMPENSATION PURSUANT TO THE EMPLOYEE LONG-TERM INCENTIVE PLAN

     The LTI Plan provides long-term incentives to key employees as determined by the AFC Committee. Under the Plan, key employees can be awarded stock incentive rights ("SIRs") and ISOs.

     The LTI Plan is administered by the AFC Committee, whose duties include selecting the employees who will receive grants and determining the amounts and types (I.E., ISOs, SIRs or a combination thereof) of grants awarded. In making its selections and determinations, the AFC Committee has substantial flexibility and makes its judgments based largely on the functions and responsibilities of the particular employee, the employee's past and potential contributions to the Company's profitability and growth, and the value of the employee's services to the Company. The AFC Committee also interprets and implements the Plan and the grants made thereunder. The members of the AFC Committee are all outside Directors and outside Directors are not eligible to receive grants under the LTI Plan.

     The ISOs granted under the LTI Plan represent rights to purchase shares of Common Stock within a fixed period of time and at a cash price per share ("exercise price") specified by the AFC Committee on the date of grant. The exercise price cannot be less than the fair market value of a share of Common Stock on the date of grant. Options are exercisable during the period fixed by the AFC Committee, except that no option may be exercised more than ten years from the date of grant.

     SIRs are rights to receive shares of Common Stock without any cash payment to the Company, conditioned only on continued employment with the Company throughout a specified four-year period. When awarding SIRs, the Committee has the discretion to establish a full four-year ("100%") incentive period or a staggered 25% per year four-year incentive period with regard to the earnout of an SIR. If the Committee awarded an SIR with a 100% four-year incentive period requirement, the recipient would have to remain employed by the Company for four years before receiving the shares subject to the SIR award; earlier termination of employment, except in the event of death, permanent disability or normal retirement, would result in the automatic cancellation of the SIR. If the Committee awarded an SIR with a staggered 25% per year four-year incentive period, the recipient would be entitled to receive 25% of the total number of shares subject to the SIR grant at the end of each year of the four year incentive period, so long as the recipient was still employed by the Company at the end of each such year, with exceptions made in the event of death, permanent disability or normal retirement. Should a recipient die, become permanently disabled or retire during an SIR incentive period, he/she or his/her estate, as the case may be, would receive a pro-rated number of the shares underlying the SIR award based upon the ratio that the number of months since the SIR had been granted bore to the full four-year incentive period, less any shares already issued in the case of a 25% per year four-year incentive period.

     During an SIR incentive period, should the Company declare any cash dividends on its Common Stock, the holder of an SIR would be entitled to receive from the Company cash "dividend equivalent" payments equal to any such cash dividends that the holder would have received had he/she owned the shares of Common Stock underlying the SIR. However, the holder of an SIR would not have any other rights with respect to the shares underlying an SIR award, E.G., the right to vote or pledge such shares, until such shares are actually issued to the holder.

     An employee can be awarded both SIRs and ISOs in any combinations that the AFC Committee may determine. In such an event, an exercise of an ISO would not in any way affect or cancel any SIRs an employee may have received.

     Subject to the provisions of the Plan, the individuals to whom grants of ISOs and/or SIRs are awarded, the number of shares covered by each award, the incentive period applicable to each SIR award, the times when options may be exercised, the term and other provisions of each option are fixed by the AFC Committee. No ISO may be granted to a person who owns at the time of grant or would own after full exercise of all options and rights to acquire the Company's shares, more than 10% of the total combined voting power of the Common Stock, unless at the time of grant, the ISO price is at least 110% of the fair market value of the shares subject to the ISO and the ISO is not exercisable after the expiration of five years from the date of grant.

     The following table shows information concerning the stock options granted under the LTI Plan during 1996 to the Named Executives. To date, the AFC Committee has not awarded any SIRs under the Plan.

                   OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                Potential Realizable Value
                                                                                                at Assumed Annual Rates of
                                                                                                Stock Price Appreciation
                                Individual Grants                                               for Option Term (1)
                            Number of        % of Total
                            Securities       Options
                            Underlying       Granted to
                            Options          Employees      Exercise     Expiration
                            Granted          in Fiscal      Price         Date
      Name                      #               Year        ($/Share)                         0% ($)        5% ($)      10% ($)
Joseph A. Calabro          10,000 (2)            6.8          2.62         2/29/01           - 0 -         7,239        15,995
                            5,000 (3)            3.4          3.56         5/1/01            - 0 -         4,918        10,867
                           25,000 (4)           17.0          3.93         8/15/01           - 0 -        27,145        59,983
                            5,000 (5)            3.4          5.00        10/23/01           - 0 -         6,907        15,263

Stuart Komer               35,000 (5)           23.8          5.00        10/23/01           - 0 -        48,349       106,839

Robert E. Johnson           4,000 (3)            2.7          3.56         5/1/01            - 0 -         3,934         8,694
                            2,500 (5)            1.7          5.00        10/23/01           - 0 -         3,454         7,631

Thomas C. Wyckoff           4,000 (3)            2.7          3.56         5/1/01            - 0 -         3,934         8,694
                            4,000 (5)            2.7          5.00        10/23/01           - 0 -         5,526        12,210

Robert T. McDonough         4,000 (3)            2.7          3.56         5/1/01            - 0 -         3,934         8,694
                            4,000 (5)            2.7          5.00        10/23/01           - 0 -         5,526        12,210

______________________________________
(1) These calculations show the potential gain that would be realized if the ISOs shown were not exercised until the end of their full five-year term, assuming the compound annual rate of appreciation of the exercise prices indicated (0%, 5%, and 10%) over the five-year terms of the ISOs shown, net of the exercise prices paid.

(2) These ISOs were granted on February 29, 1996, for a term of five years, 20% of which first became exercisable on August 29, 1996 and an additional 20% of which become exercisable on the first, second, third and fourth anniversaries of the grant date.

(3) These ISOs were granted on May 1, 1996, for a term of five years, 20% of which first became exercisable on November 1, 1996 and an additional 20% of which become exercisable on the first, second, third and fourth anniversaries of the grant date.

(4) These ISOs were granted on August 15, 1996, for a term of five years, 20% of which first became exercisable on February 15, 1997 and an additional 20% of which become exercisable on the first, second, third and fourth anniversaries of the grant date.

(5) These ISOs were granted on October 23, 1996, for a term of five years, 20% of which first become exercisable on April 23, 1997 and an additional 20% of which become exercisable on the first, second, third and fourth anniversaries of the grant date.


     During 1996, none of the Named Executives exercised any options under the LTI Plan. The following table reflects information concerning the number and value of all unexercised options held by each of the Named Executives at year end 1996 under the LTI Plan:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                           Number of Securities
                                                Underlying                     Value of Unexercised
                                            Unexercised Options                In-the-Money Options
                                           at Fiscal Year-End(#)               at Fiscal Year-End($)
         NAME                            EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE(1)
Joseph A. Calabro                              3,000/42,000                      4,340/28,610 (2)
Stuart Komer                                  109,960/50,000                     - 0 - / - 0 - (3)
Robert E. Johnson                               2,800/8,700                       2,416/5,264 (4)
Thomas C. Wyckoff                              4,800/13,200                      5,696/10,184 (5)
Robert T. McDonough                            10,000/9,000                        656/2,624 (6)

_____________________

(1) For each Named Executive, these values are calculated by subtracting the per share option exercise price for each tranche of options held on December 31, 1996, from the closing price of the Company's Common Stock on that date ($4.38), then multiplying that figure by the number of options in that tranche, then aggregating the resulting subtotals.

(2) Excludes the value of ISOs to purchase 5,000 shares of Common Stock at an exercise price of $5.00 per share granted to Mr. Calabro on October 23, 1996 that were not in-the-money on December 31, 1996.

(3) Excludes the value of all of Mr. Komer's ISOs held, as none of them were in-the-money on December 31, 1996.

(4) Excludes the value of ISOs to purchase 2,500 shares of Common Stock at an exercise price of $5.00 per share granted to Mr. Johnson on October 23, 1996 that were not in-the-money on December 31, 1996.

(5) Excludes the value of ISOs to purchase 4,000 shares of Common Stock at an exercise price of $5.00 per share granted to Mr. Wyckoff on October 23, 1996 that were not in-the-money on December 31, 1996.

(6) Excludes the value of ISOs to purchase 5,000 shares of Common Stock at an exercise price of $6.06 per share, 3,000 shares at an exercise price of $9.37 per share, 3,000 shares at an exercise price of $5.00 per share, and 4,000 shares at an exercise price of $5.00 per share granted to Mr. McDonough on May 1, 1992, April 30, 1993, April 20, 1994 and October 23, 1996, respectively, none of which were in-the-money on December 31, 1996.


     As of December 31, 1996, 775,920 shares of the Company's Common Stock were available for grants under the Plan. As of that date, there were 388,410 options outstanding, with a weighted average exercise price of $5.97 per share. The expiration dates of these option grants ranged from May 1, 1997 through October 23, 2001.


PROFIT SHARING 401(K) PLAN

     The Company has a Profit Sharing 401(k) Plan, in which employees who are 21 years of age or older and who work at least 1,000 hours during one year of continuous service are eligible to participate. All contributions to an electing employee's account are made in accordance with the regulations set forth under Section 401 of the Internal Revenue Code of 1986, as amended. The Company's matching contribution is vested at the end of the year in which it was received by the employee and profit-sharing contributions, as described below, are forfeitable until a participating employee has three years of employment with the Company with a minimum of 1,000 hours of service in each of those years. Under the Plan, participating employees can elect to contribute, on a tax-deferred basis, up to 15% of their annual compensation, subject to a ceiling of $9,500 for 1996. The Company makes a matching contribution of 50% of each employee's contributions to the 401(k) Plan, up to the first 4% of the employee's compensation deferred each year. Also under the 401(k) Plan, the Company may make annual, discretionary profit-sharing contributions to the accounts of participating employees based upon the Company's profitability for the year. These contributions, when made, are calculated under a formula which is based upon the percentage that an eligible employee's compensation for the fiscal year bears to the total compensation of all employees participating in the 401(k) Plan, after taking into account the Company's contribution to Social Security.

DEFERRED COMPENSATION PLAN

     In October 1996, the Board instituted a Nonqualified Deferred Compensation Plan, pursuant to which Executive Officers permitted to participate in this Plan by the Board or the CEO can elect to defer payment of all or a portion of their compensation to a future date, all in accordance with the terms of this Plan, and by such deferral, likewise defer the payment of income taxes on such amounts. There are no Executive Officers currently participating in this Plan. Any amounts deferred by any Executive Officer under this Plan would be included for the years shown as earned in the Summary Compensation Table above. Interest on amounts deferred is accrued annually and is based on the prime rate as in effect from time to time.

     Stuart Komer is the only participant in the Company's 1987 Deferred Compensation Plan, whereby he can elect to defer payment of all or a portion of his compensation to a future date, all in accordance with the terms of such Plan, and by such deferral, likewise defer the payment of income taxes on such amounts. All amounts deferred by Mr. Komer under this Plan are included for the years shown in the Summary Compensation Table above. Interest on amounts deferred under this Plan is accrued monthly and is calculated at the prime rate as in effect from time to time.


                         CERTAIN TRANSACTIONS

     The Company rents a portion of its facilities located at 406 Academy Place in Elmira, New York from Stuart Komer, its Chairman, under a lease that is cancelable at any time by the Company and under which the Company is obligated to pay Mr. Komer $3,465 per month in rent. For 1996, the Company paid Mr. Komer a total of $41,580 in rents under this lease.

     As further described under "PRINCIPAL HOLDERS OF COMMON STOCK," as a result of an investment that American made in the Company during 1990, American and the Company have been exploring joint marketing and sales opportunities for each other's products. During 1996, these efforts centered on the Company selling certain American products, primarily greeting cards and gift wraps. During 1996, the Company purchased approximately $163,400 worth of such inventory from American to sell through its catalog.

     As further described under "PRINCIPAL HOLDERS OF COMMON STOCK," as a result of the Advertising Agreement described therein, the Company has the right of first refusal for FSI advertising circulation from Valassis. Additionally, as a result of the Purchase Agreement in connection therewith and further described thereunder, Valassis has the right to elect one member of the Board during the time which it owns shares of Common Stock. During 1996, the Company purchased approximately $12.5 million worth of such advertising from Valassis, in addition to the payments described under "PRINCIPAL HOLDERS OF COMMON STOCK."


              STOCKHOLDER RETURN PERFORMANCE INFORMATION

     The following graph compares the cumulative total stockholder return on the Common Stock against the cumulative total return of the CRSP TOTAL RETURN INDEX FOR THE NASDAQ STOCK MARKET (which includes all U.S. and foreign common stocks and American Depositary Receipts traded on The Nasdaq Stock Market) and the NASDAQ RETAIL TRADE TOTAL RETURN INDEX for the five-year period beginning December 31, 1991 and ending December 31, 1996, assuming the reinvestment of all dividends throughout the period shown, and assuming the value of the investment in the Company and in each Index was $100 on December 31, 1991.

        Comparison of Five-Year Cumulative Total Returns
                        Performance Graph for
                ARTISTIC GREETINGS INCORPORATED

[Note: Per Regulation S-T, Rule 304(d), this EDGAR submission contains the tabular numerical data produced by CRSP on which the performance graph points are plotted in the printed version of this Proxy Statement, as follows:]


Date       Company     Market     Market    Peer       Peer
           Index       Index      Count     Index      Count

12/31/91   100.000     100.000    4187      100.000    143
01/31/92   146.667     105.994    4202      102.361    146
02/28/92   133.333     108.356    4202      104.230    143
03/31/92   110.000     103.340    4220       99.282    147
04/30/92    83.333      98.930    4218       90.017    152
05/29/92   103.333     100.206    4207       88.543    155
06/30/92    86.667      96.331    4187       82.837    155
07/31/92   100.000      99.548    4153       85.540    155
08/31/92   100.000      96.571    4135       80.401    156
09/30/92    81.667      99.976    4133       86.446    157
10/30/92   103.333     103.708    4150       88.770    158
11/30/92    96.667     111.834    4165       92.949    160
12/31/92   120.000     116.035    4190       94.194    163
01/29/93   116.667     119.488    4177       92.389    166
02/26/93   123.333     115.200    4209       87.499    166
03/31/93   150.000     118.674    4239       89.152    168
04/30/93   123.333     113.924    4279       83.806    171
05/28/93   113.667     120.774    4306       88.152    178
06/30/93    93.608     121.551    4347       88.021    181
07/30/93    80.235     121.763    4380       89.664    181
08/31/93    70.487     128.100    4422       94.750    185
09/30/93    62.095     131.692    4463       97.628    185
10/29/93    80.556     134.733    4513      101.537    189
11/30/93    77.535     130.481    4597       97.647    190
12/31/93    75.850     134.321    4676       99.394    200
01/31/94    75.850     138.602    4704       99.115    199
02/28/94    74.164     137.099    4746       97.095    200
03/31/94    67.777     128.695    4802       91.351    204
04/29/94    69.471     127.015    4829       91.543    203
05/31/94    71.505     127.166    4871       89.419    204
06/30/94    76.612     122.156    4890       87.625    204
07/29/94    71.505     125.050    4910       87.768    206
08/31/94    70.143     132.652    4927       94.359    205
09/30/94    66.721     132.468    4933       95.790    207
10/31/94    53.890     134.774    4954       96.959    208
11/30/94    58.167     130.050    4971       93.277    208
12/30/94    41.059     130.278    4980       90.553    205
01/31/95    47.902     130.725    4975       87.382    205
02/28/95    42.770     137.409    4977       89.186    204
03/31/95    35.927     141.712    4970       89.574    209
04/28/95    37.638     146.316    4985       89.084    211
05/31/95    51.324     149.911    4987       91.202    208
06/30/95    47.902     161.989    5010       98.667    202
07/31/95    45.336     173.565    5032      104.027    202
08/31/95    51.324     176.956    5056      103.735    201
09/29/95    49.613     181.284    5055      105.621    200
10/31/95    47.902     179.882    5099      103.758    201
11/30/95    39.348     184.089    5134      103.205    204
12/29/95    34.216     182.959    5182       99.757    208
01/31/96    32.505     184.195    5175       98.761    205
02/29/96    37.638     191.441    5207      105.286    204
03/29/96    38.493     191.849    5252      112.199    205
04/30/96    48.758     207.524    5298      122.342    205
05/31/96    52.179     216.979    5354      125.226    209
06/28/96    48.330     206.736    5420      119.911    208
07/31/96    51.324     188.089    5457      112.620    207
08/30/96    70.143     198.850    5488      120.514    210
09/30/96    74.634     213.758    5495      126.556    209
10/31/96    63.300     211.513    5543      121.332    213
11/29/96    63.300     224.394    5592      124.330    213
12/31/96    59.878     224.056    5597      118.899    215

The index level for all series was set to $100 on 12/31/91.

                              PROPOSAL 2

                 RATIFICATION OF SELECTION OF AUDITORS

     Arthur Andersen LLP, independent certified public accountants, has been selected by the Board to serve as the auditors of the Company's books and financial records for its current fiscal year. This firm has no material financial interest in the Company and its only connection with the Company during the past fiscal year has been in its role as the Company's independent auditors. Representatives of Arthur Andersen LLP are expected to be present at the Meeting to make a statement if they wish, and to respond to appropriate questions from Stockholders.

     The Board recommends that the Stockholders vote FOR this proposal to ratify the selection of Arthur Andersen LLP to serve as the Company's independent auditors for the Company's fiscal year ending December 31, 1997. Proxies solicited by the Board will be voted FOR this proposal unless otherwise indicated.

                   PRINCIPAL HOLDERS OF COMMON STOCK

     A table reflecting the security ownership of those persons who are known to the Company to have been the beneficial owners of more than 5% (317,200 shares) of the Common Stock as of March 1, 1997 appears above under "SECURITY OWNERSHIP OF CERTAIN PERSONS."

STANDSTILL AGREEMENT

     Pursuant to the Original Standstill Agreement, American purchased 2,250,000 shares of the Company's Common Stock (the "American Shares"), for an aggregate net purchase price of $6,450,000. American acquired its interest in the Company primarily as an investment. However, in addition, the Company has agreed to promote certain of American's greeting card products through its catalogs and American may promote certain of the Company's personalized products through American's retail outlets.

     On June 16, 1992, the Company and American amended the Original Standstill Agreement (the "Amended Standstill Agreement") governing the control over the American Shares.

     The Amended Standstill Agreement superseded and terminated in their entirety both the Original Standstill Agreement, which was among the Company, American and Stuart Komer, the Company's Chairman, and the Voting Trust Agreement of the same date and among the same parties, under which the American Shares had been held until that date.

     Under the Amended Standstill Agreement, American is generally prohibited from purchasing any additional shares of Common Stock and has agreed to vote the American Shares only in accordance with the recommendations made to the Company's Stockholders by the Board. American retains the right to nominate a maximum of two Directors to the Board, so long as it owns more than 20% of the outstanding shares of Common Stock. It can nominate only one Director if its percentage ownership drops to between 10% and 20% of the outstanding shares of Common Stock and loses these nomination rights entirely if its percentage ownership drops below 10%. American also has certain anti-dilution rights to enable it to maintain its present proportionate ownership of approximately 36% of the outstanding shares of Common Stock.

     Additionally, during the term of the Amended Standstill Agreement American is permitted to sell any of the American Shares only to the public, either in a registered offering or under Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Act"), subject, however, to the Company's prior right of first refusal to purchase any or all of such shares at their then-current market price. American also has certain "demand" and "piggyback" registration rights to enable it to have the American Shares registered for public sale. Under the Amended Standstill Agreement, American can acquire the balance of the outstanding shares of Common Stock or the Company's assets only in a transaction approved by the Board (excluding any Directors nominated by American).

     Unless earlier terminated, the Amended Standstill Agreement will expire on December 31, 2000. However, it can be terminated at any time by American upon 90 days notice to the Company. As of April 30, 1996, the Company can terminate the Amended Standstill Agreement at any time upon giving one year's notice to American and under certain other circumstances. The Amended Standstill Agreement also can be terminated by either party upon notice given within 90 days following any termination of a Marketing Agreement (defined below), and automatically terminates at such time as American's holdings constitute less than 5% of the outstanding shares of Common Stock. Within 60 days prior to the effective date of any termination of the Amended Standstill Agreement, however, the Company has the right to purchase all or any part of the American Shares at their then-current market price, and/or to require American to sell all or part of the American Shares in a registered public offering.

     Stuart Komer is not a party to the Amended Standstill Agreement. However, in a letter to American dated June 16, 1992, he has agreed that, during the term of the Amended Standstill Agreement, any sales of his Company shareholdings will only be made through an underwritten public offering or under Rule 144.

     Simultaneously with the signing of the Amended Standstill Agreement, the Company and American also executed a direct mail agreement (the "Marketing Agreement") that gives the Company exclusive rights to market and sell by mail certain paper products based on American's designs through the Company's catalogs, order fulfillment and other direct mail marketing programs. This Agreement likewise expires on December 31, 2000, unless earlier terminated upon nine months advance notice given by either party.

VALCHECK AGREEMENTS

     In May 1995, the Company purchased various assets from Valcheck related to Valcheck's manufacture and direct mail marketing and sale of checks. Under the terms of a purchase agreement governing this transaction, the Company purchased Valcheck's customer lists, machinery and equipment, inventory and artwork related to Valcheck's mail order check business, and assumed the obligation to fulfill Valcheck's current check orders and check orders received by Valcheck after closing. In consideration of the assets purchased, the Company: (1) issued Valcheck 500,000 shares of Common Stock pursuant to the terms of a related investment agreement between the Company and Valcheck (the "Investment Agreement"); and (2) agreed to pay Valcheck 20% of the revenues it receives, less certain adjustments, for both the existing check orders it assumed the obligation to fulfill for Valcheck as well as for all first-time check orders Valcheck receives within one year following the closing date of this transaction.

     Under the terms of the Investment Agreement, the Company has granted Valcheck a put option which calls for the Company, at Valcheck's option, to repurchase up to all of these shares during a 30-day period beginning on May 31, 1997 at a price of $5.00 per share. The closing price of the Common Stock in Nasdaq trading on May 31, 1995 was $3.75 per share. The Investment Agreement also provides that, so long as Valcheck controls at least 300,000 shares, Valcheck will have the right to designate one representative as a member of the Company's Board and that so long as Valcheck controls any of the shares, it will vote all such shares in accordance with the recommendations made by the Board with respect to any matters put before the Company's stockholders for action. The Company's shares issued to Valassis in this transaction are "restricted securities" within the meaning of Rule 144 and can only be disposed of in an offering registered under the Act or in a transaction exempt from registration thereunder. Alan F. Schultz currently is Valcheck's representative on the Board.

     Additionally, the Company entered into a five-year advertising placement contract (the "Advertising Agreement") with Valassis. In consideration for the Company's payment of an annual fee as set forth in the Advertising Agreement, the Company has an annual right of first refusal to purchase up to a maximum FSI circulation from Valassis at a cost set forth in the agreement. Under the Advertising Agreement, the Company paid a fee of $3 million at the closing of the Valcheck asset acquisition and must pay annual fees of $2 million in each of 1996, 1997 and 1998, and $1 million in 1999, to preserve its right to place advertising thereunder. These payments are required to be paid by the Company regardless of whether any advertising is purchased under the Advertising Agreement, unless it is terminated.

                         STOCKHOLDER PROPOSALS

     Any proposal which a Stockholder wishes to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its executive offices no later than November 29, 1997.

                             OTHER MATTERS

     It is the intention of the proxyholder named in the proxy card to vote all proxies received in accordance with his or her best judgment with respect to ratification of the minutes of the previous Annual Meeting of Stockholders and on matters incident to the conduct of this Meeting. The Board knows of no other matters which are likely to come before the Meeting. However, if any other matters are presented, it is the intention of the person named in the proxy to vote such proxy in accordance with his best judgment on any such matters.

     Stockholders are urged to mark, date, sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

                                      By Order of the Board of Directors



                                            MARIE B. BELT
Dated:  March 28, 1997                           Secretary

[FORM OF PROXY CARD:]


         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

                    ARTISTIC GREETINGS INCORPORATED

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 1, 1997

     The undersigned hereby appoints MARIE B. BELT attorney and proxy with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company's corporate at the corner of Main and Water Streets, One Komer Center, Elmira, New York at 9:00 A.M. on Thursday, May 1, 1997, and at all adjournments thereof to vote as authorized below all of the shares of ARTISTIC GREETINGS INCORPORATED which the undersigned may be entitled to vote at said Meeting, and in accordance with the proxyholder's best judgment in connection with such other business as may come before the Meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED BY YOU. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR election of the nominees named below as Directors and FOR Proposal 2.

1.  Nominees for Directors:

           Joseph A. Calabro          Stuart Komer          Norman S. Edelcup
           Lyndon E. Goodridge        Alan F. Schultz       Irving I. Stone
           Morry Weiss

[ ]  VOTE FOR all nominees listed above.

Instructions: IF YOU WANT TO WITHHOLD YOUR VOTE FOR AN INDIVIDUAL NOMINEE NAMED ABOVE, DRAW A LINE THROUGH THAT NAME.


[ ]  VOTE WITHHELD from all nominees.

2. Proposal to ratify the selection of Arthur Andersen LLP as the Company's independent auditors.

     [ ] FOR                  [ ] AGAINST                   [ ] ABSTAIN



                                 ________________________________________

                                 ________________________________________
                                         Signature of Stockholder(s)
                                      (Name of stockholder should be signed
                                        exactly as it appears on this proxy.)

                                 Dated: ____________________________, 1997